Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-171752) pertaining to the American Assets Trust, Inc. and American Assets Trust, L.P. 2011 Equity Incentive Award Plan,

(2)	Registration Statement (Form S-3 No. 333-179411) of American Assets Trust, Inc., and

(3)	Registration Statement (Form S-3 No. 333-179412) of American Assets Trust, Inc;

of our report dated March 9, 2012, with respect to the consolidated financial statements and schedule of American Assets Trust, Inc. included in this Annual Report (Form 10-K) of American Assets Trust, Inc. for the year ended December 31, 2011.

/s/ ERNST & YOUNG LLP

San Diego, California

March 9, 2012